Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Again Extends Seifi Ghasemi’s Term as

Chairman, President and Chief Executive Officer

LEHIGH VALLEY, PA (May 21, 2020) – Air Products’ (NYSE:APD) Board of Directors today announced an amended employment agreement with Air Products’ chairman, president and chief executive officer, Seifi Ghasemi. The new agreement extends Ghasemi’s term through September 30, 2025.

Ghasemi was named chairman, president and chief executive officer of Air Products in 2014. In November 2017, Air Products entered into an amended and restated employment agreement with Ghasemi through September 30, 2022. This new amendment agreement extends Ghasemi’s term through September 30, 2025.

Commenting on the Board’s action, Chad Deaton, lead director, said, “Under Seifi’s strong leadership, Air Products continues to perform at an exceptional level and deliver on its commitments in numerous areas, including financial performance, global growth, inclusion, technology, employee development and shareholder returns, to name a few. The Board understands the importance of maintaining continuity as the company pursues even greater growth globally, and clearly, Seifi Ghasemi provides that strong leadership and direction.”

“I am honored to be given the opportunity to lead Air Products for at least another five years,” said Ghasemi. “I cannot imagine a more professional, dedicated and committed group of people to work with every day. They are a winning team, and I am proud to be part it, working together and winning together.”

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for nearly 80 years. Focused on serving energy, environment and emerging markets, the Company provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemical, metals, electronics, manufacturing, and food and beverage. Air Products is also the global leader in the supply of liquefied natural gas process technology and equipment. The Company develops, engineers, builds, owns and operates some of the world’s largest industrial gas projects, including gasification projects that sustainably convert abundant natural resources into syngas for the production of high-value power, fuels and chemicals.

The Company had fiscal 2019 sales of $8.9 billion from operations in 50 countries and has a current market capitalization of about $50 billion. More than 17,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.

NOTE: This release may contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors.

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Air Products Internal Use Only

Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including risk factors described in the company’s Form 10K for its fiscal year ended September 30, 2019.

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Media Inquiries:

Katie McDonald, tel: (610-481-3673); email: mcdonace@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com.